EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Between

GENERAL FLANGE & FORGE LLC

and

GFFC HOLDINGS, LLC

dated as of

September 15, 2017

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of this 15th day of September, 2017, is entered into by and between General Flange & Forge LLC, a Delaware limited liability company (“Seller”) and GFFC Holdings, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of providing custom machining solutions and special flange facings, as defined in further detail in Article I of this Agreement (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Actual Working Capital Amount” has the meaning set forth in Section 2.07(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary herein, in no event shall the term “Affiliate” (i) when used in reference to the Seller mean the Buyer or any of Buyer’s Affiliates; and (ii) when used in reference to the Buyer, mean the Seller or any of Seller’s Affiliates.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(j).

“Business” means (i) the domestic manufacturing of flanges with precision machining capabilities; (ii) providing flanges in carbon steel, stainless steel, high nickel alloys, duplex/super duplex, copper nickel, titanium and special alloys; (iii) manufacturing EN-DIN/JIS/BS (metric) flanges, long weld necks, pad flanges/studding outlets, special facings and custom flanges; (iv) maintaining an inventory of galvanized flanges and orifice unions; (v) manufacturing pursuant to custom machining requirements; (vi) manufacturing special facings; and (vii) stocking imported flanges.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the City of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 3.01.

“Closing Balance Sheet” has the meaning set forth in Section 2.07(a).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Financial Statements” has the meaning set forth in Section 2.07(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means General Flange & Forge LLC.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 12, 2017, between Buyer and Seller.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Credit Agreements” means (i) that certain Credit Agreement and related Guarantee And Collateral Agreements thereto, dated April 7, 2014, entered into and as amended thereafter by and among ARC Group Worldwide, Inc. and its subsidiaries, with Citizens Bank, N.A. and Capital One National Association; and (ii) that certain Subordinated Loan Agreement, dated November 10, 2014, entered into and as amended thereafter, by and among ARC Group Worldwide, Inc. and its subsidiaries, with McLarty Capital Partners SBIC, L.P.

“Data Room” means the electronic documentation site established by or on behalf of Seller containing the documents set forth in the index included thereto.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means Seller’s Disclosure Schedules related to this Agreement which have been delivered by Seller to the Buyer on or prior to the Closing Date of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by Seller who worked primarily for the Business immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Resolution” has the meaning set forth in Section 8.01.

“Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountants” has the meaning set forth in Section 2.07(b).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used primarily in connection with the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and primarily used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.10(a) of the Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(b).

“Key Employee” means Jeanne Paskus.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Jeanne Paskus or Drew M. Kelley.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Equipment” means the following personal property, collectively, subject to the leases set forth on Section 2.01(f):

(1)	The Doosan Model GC25E-5 Forklift; Serial Number FGA0L-1790-00875; and
(2)	The Puma 2600Y Doosan CNC Mill/Drill with Y Axis, Fanuc 0i-TD Control System, 12 Station Turret; Serial Number ML0105-000679.

“Leased Equipment UCC-3s” has the meaning defined in Section 2.05.

“Leased Real Property” means, as set forth on Section 4.09(c) of the Disclosure Schedules, all material real property leased by Seller and primarily used in connection with the Business.

“Lease” means each of the respective leases governing the Leased Equipment and the Leased Real Property.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Business, taken as a whole, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) changes or conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Minimum Claim Amount” means ten thousand dollars ($10,000).

“Non-Compete Agreement” mean the confidentiality, non-solicit, non-hire, and non-competition agreement executed by the Seller.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Decrease Amount” has the meaning defined in Section 2.06(c).

“Pre-Paid Expenses & Deposits” has the meaning defined in Section 2.01(h).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Survival Period” has the meaning set forth in Section 8.01.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital Amount” means One Million Two Hundred Thousand Dollars ($1,200,000).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threshold Amount” means Fifty Thousand Dollars ($50,000).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means all of the following, collectively:

a.	This Agreement;
b.	The Bill of Sale, Assignment & Assumption Agreement, attached as Exhibit A;
c.	The Assignment and Assumption of Lease, attached as Exhibit B;
d.	The Non-Compete Agreement, attached hereto as Exhibit C;
e.	The Transition Services Agreement, attached hereto as Exhibit D; and
f.	Such other Disclosure Schedules, agreements, instruments and documents specified herein and required to be delivered at the Closing if such delivery is not otherwise waived in writing by the parties.

“Transferred Employee” has the meaning set forth in Section 6.01(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iv).

ARTICLE II

PURCHASE AND SALE

    Section 2.01  Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and primarily relate to the Business (collectively, the “Purchased Assets”):

(a)  all accounts or notes receivable of the Business;

(b)  all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(c)  all Contracts set forth on Section 2.01(c) of the Disclosure Schedules, including, without limitation, the Intellectual Property Agreements set forth on Section 4.10(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(d)  all Intellectual Property Assets;

(e)  all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(e) of the Disclosure Schedules (the “Tangible Personal Property”);

(f)  all Leased Equipment and all Leased Real Property;

(g)  all Permits, including Environmental Permits, but only to the extent such Permits may be transferred under applicable Law;

(h)  all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to any Purchased Assets (collectively, the “Pre-Paid Expenses & Deposits”);

(i)  all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)  originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) (“Books and Records”); and

(k)  all goodwill associated with any of the assets described in the foregoing clauses.

    Section 2.02  Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)  all cash and cash equivalents, bank accounts and securities of Seller;

(b)  all Contracts that are not Assigned Contracts;

(c)  all Intellectual Property other than the Intellectual Property Assets;

(d)  all seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the formation and organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e)  all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f)  subject to Section 6.01(d), all Benefit Plans and trusts or other assets attributable thereto;

(g)  all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(h)  all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(i)  the assets, properties and rights specifically set forth on Section 2.02(j) of the Disclosure Schedules; and

(j)  the rights which accrue or will accrue to Seller under the Transaction Documents.

    Section 2.03  Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a)  all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;

(b)  all liabilities and obligations arising under or relating to the Leases and Assigned Contracts;

(c)  except as specifically provided in Section 6.01, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing;

(d)  all liabilities and obligations for (i) Taxes relating to the Business, the Purchased

Assets or the Assumed Liabilities for any taxable period ending after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.08;

(e)  all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; and

(f)  all liabilities and obligations of Seller set forth on Section 2.03(f) of the Disclosure Schedules.

    Section 2.04  Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a)  any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date;

(b)  any liabilities or obligations relating to or arising out of the Excluded Assets;

(c)  any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller or any stockholders or Affiliates of Seller (other than Taxes allocated to Buyer under Section 6.08) for any taxable period;

(d)  except as specifically provided in Section 6.01, any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(e)  any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others; and

(f)  any liabilities or obligations relating to or arising out of the Credit Agreements.

    Section 2.05  Purchase Price.  Subject to adjustment in accordance with Section 2.06 below, the aggregate purchase price for the Purchased Assets shall be Three Million Dollars ($3,000,000) (the “Purchase Price”), plus the assumption of the Assumed Liabilities.  The Purchase Price shall be paid in the following two tranches: (i) Two Million

Eight Hundred Thousand Dollars ($2,800,000) shall be paid by wire transfer of immediately available funds on the Closing Date to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and (ii) Two Hundred Thousand Dollars ($200,000) shall be paid within ten (10) Business Days after delivery to the Buyer by the Seller of certified copies of duly filed UCC-3 termination statements evidencing that all Liens on the Leased Equipment have been fully terminated, released and discharged (the  “Leased Equipment UCC-3s”).

    Section 2.06  Purchase Price Working Capital Adjustment.

(a)  The Purchase Price shall be subject to adjustment following the Closing in accordance with this Section 2.06 and to the procedures specified in Section 2.07.

(b)  If the Actual Working Capital Amount is greater than the Target Working Capital Amount, then no adjustment shall be made to the Purchase Price.

(c)  If the Actual Working Capital Amount is less than the Target Working Capital Amount, then the Purchase Price shall be reduced by the amount by which the Target Working Capital Amount exceeds the Actual Working Capital Amount (the “Post-Closing Decrease Amount”), and the Post-Closing Decrease Amount shall be paid by Seller to the Buyer, within five (5) Business Days of the Post-Closing Decrease Amount becoming final in accordance with Section 2.07, by wire transfer of immediately available funds to Buyer to the account designated by the Buyer.

    Section 2.07  Purchase Price Working Capital Adjustment Procedure.

(a)  Buyer shall cause to be prepared the following: (i) a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), and (ii) a calculation of the working capital as set forth on the Closing Balance Sheet (the “Actual Working Capital Amount” and together with the Closing Balance Sheet, the “Closing Financial Statements”).  The Closing Financial Statements shall be prepared in conformity with GAAP; provided, however, that the calculation of the Actual Working Capital Amount shall be subject to the principles, methodologies, practices and adjustments reflected in Disclosure Schedule 2.07.  After the Closing Date, Seller’s Representatives shall be permitted reasonable access to review the books, records and work papers of the Company to facilitate the review of the Closing Financial Statements.  In addition, after the Closing Date, Seller’s Representatives may make inquiries and requests of Buyer and its Representatives with respect to the preparation of the Closing Financial Statements.  The Buyer and its Representatives shall promptly respond to and cooperate with Seller’s Representatives, and Buyer shall cause its Representatives to promptly respond to and cooperate with, such inquiries and requests.

(b)  Buyer shall deliver the Closing Financial Statements to Seller within thirty (30) days following the Closing Date.  If within 30 days following the date of receipt by Seller of the Closing Financial Statements, Seller has not given Buyer written notice of objections to any amounts or calculations set forth on the Closing Financial Statements (which notice shall state in reasonable detail the basis of Seller’s objection), then the Post-Closing Decrease Amount set forth in the Closing Financial Statements delivered by Buyer, shall be final, binding and conclusive on the parties.  If Seller gives Buyer notice of objection, and if Buyer and Seller fail to resolve the issues outstanding with respect to the calculation of the Post-Closing Decrease Amount within 30 days of the date of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to a mutually acceptable national firm of independent public accountants (the “Independent Accountants”), for resolution; provided, however, that the scope of the Independent Accountants’ review shall be limited to the matters set forth in this Section 2.07 and shall not relate to (x) the determination of the Target Working Capital Amount; nor to (y) the appropriateness of the principles, methodologies, practices or adjustments reflected in Disclosure Schedule 2.07, which the parties have mutually agreed are acceptable.  Buyer and Seller agree that any market or business developments after the Closing shall not be taken into consideration and that the status of the Company’s affairs and market circumstances at the time of the Closing shall prevail.

(c)  If issues are submitted to the Independent Accountants for resolution, then:

(i)  Seller and Buyer shall execute any agreement(s) required by the Independent Accountants to accept their engagement pursuant to this Section 2.07;

(ii)  Seller and Buyer shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants or other agents, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any written material relating to the disputed issues;

(iii) The determination by the Independent Accountants, as set forth in a written notice to be delivered by the Independent Accountants to both Seller and Buyer, of the Post-Closing Decrease Amount shall be final, binding and conclusive on the parties as of the date of the determination notice sent by the Independent Accountants; and

(iv) Seller, on one hand, and Buyer, on the other hand, shall each bear 50% of the fees and costs of the Independent Accountants for such determination, provided,  however, that the engagement agreement(s) referred to in subpart (i) above may require the parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event Seller or Buyer pays to the Independent Accountants any amount in excess of 50% of the fees and costs of their engagement, the other party agrees to reimburse Seller or Buyer, as applicable, to the extent required to equalize the payments made by Seller and Buyer with respect to the fees and costs of the Independent Accountants.

    Section 2.08  Allocation of Purchase Price. Within thirty (30) days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the Independent Accountants or, if such Independent Accountants are unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller.  The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

    Section 2.09  Non-assignable Assets.

(a)  Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.08.

(b)  To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.07. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.03.

ARTICLE III

CLOSING

    Section 3.01  Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely upon the electronic exchange of documents, signatures and the receipt of the Purchase Price by the Seller, together with the satisfaction or waiver of any and all other certificates, affidavits, instruments and other deliverables required for the Closing as set forth below in Section 3.02 and in Article VII hereto, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the (“Closing Date”).

    Section 3.02  Closing Deliverables.

(a)  At the Closing, Seller shall deliver to Buyer the following:

(i)  a bill of sale, assignment and assumption agreement, in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, effecting the transfer and assignment to, and assumption by, Buyer of the Purchased Assets and the Assumed Liabilities;

(ii)  with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit B (each, an “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;

(iii)  the Non-Compete Agreement, in the form attached hereto as Exhibit C, duly executed by Seller;

(iv) a transition services agreement, in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Seller;

(v)  the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f); and

(vi)  such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)  At the Closing, Buyer shall deliver to Seller the following:

(i)  the Purchase Price;

(ii)  the Bill of Sale, duly executed by Buyer;

(iii) the Non-Compete Agreement, duly executed by Buyer;

(iv) the Transition Services Agreement, duly executed by Buyer;

(v) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized; and

(vi)  the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

    Except as qualified in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

    Section 4.01  Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

    Section 4.02  Authority of Seller.  Seller has all necessary limited liability power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability power action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other

Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Section 4.03  No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or limited liability company agreement of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

    Section 4.04  Financial Statements. Copies of the Annual Financial Statements consisting of the balance sheet of the Business as at June 30th in each of the years 2016 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and interim financial statements consisting of the balance sheet of the Business as at date of most recent quarter end (if not otherwise included in the Annual Financial Statements) and the related statements of income and retained earnings, stockholders’ equity and cash flow covering the period then-ended since the date of the most recent Annual Financial Statement (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), have been delivered or made available to Buyer in the Data Room.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of the date of most recent fiscal year end is referred to herein as (the “Balance Sheet”), and the date thereof as (the “Balance Sheet Date”), and the balance sheet of the Business as of the date of the most recent fiscal quarter end is referred to herein as (the “Interim Balance Sheet”), and the date thereof as the (“Interim Balance Sheet Date”).

    Section 4.05  Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.05 of the Disclosure Schedules, from the date of the Interim Balance Sheet Date through the date of this Agreement, Seller has operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:

(a)  event, occurrence or development that has had a Material Adverse Effect;

(b)  incurrence of any indebtedness for borrowed money in connection with the Business other than pursuant to the Credit Agreements, the Leases and unsecured current obligations and liabilities incurred in the ordinary course of business;

(c)  sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than the Threshold Amount;

(d)  cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(e)  capital expenditures in an aggregate amount exceeding the Threshold Amount which would constitute an Assumed Liability;

(f)  imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(g)  increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(h)  adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of Seller by more than ten percent (10%) of its existing annual obligations to such plans;

(i)  adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j)  purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of the Threshold Amount, except for purchases of Inventory or supplies in the ordinary course of business; or

(k)  any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

    Section 4.06  Material Contracts.

(a)  Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.09(c) of the Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.10(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)  all Contracts involving aggregate consideration in excess of the Threshold Amount or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;

(ii)  all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of the Threshold Amount;

(iii)   all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of the Threshold Amount;

(iv)  except for agreements relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of the Threshold Amount;

(v)  all Contracts between or among the Seller on the one hand and any Affiliate of Seller on the other hand; and

(vi)  all collective bargaining agreements or Contracts with any labor organization, union or association.

(b)  Except as set forth on Section 4.06(b) of the Disclosure Schedules, Seller is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

    Section 4.07  Title to Tangible Personal Property. Except as set forth in Section 4.07 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

    Section 4.08  Sufficiency of Assets.  The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, except to the extent any deficiency would not cause a Material Adverse Effect.  The Purchased Assets constitute all of the rights, property and assets necessary to conduct the Business as conducted immediately prior to the Closing.

    Section 4.09  Real Property.

(a)  The Seller does not own any real property.

(b)  Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(c)The Seller has a valid and enforceable leasehold interest in the Leased Real Property subject to the terms and conditions and conditions of the Lease agreement governing the Leased Real Property.

    Section 4.10  Intellectual Property.

(a)  Section 4.10(a) of the Disclosure Schedules lists: (i) all material Intellectual Property Registrations; and (ii) all material Intellectual Property Agreements.  Except as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)  Except as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.10(b) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

    Section 4.11  Legal Proceedings; Governmental Orders.

(a)  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller would result in a Material Adverse Effect.

(b)  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect.

    Section 4.12  Compliance With Laws; Permits.

(a)  Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)  All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)  None of the representations and warranties in Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.13), employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or tax matters (which are governed by Section 4.16).

    Section 4.13  Environmental Matters.

(a)  Except as would not have a Material Adverse Effect, to Seller’s Knowledge, the operations of Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)  Except as would not have a Material Adverse Effect, to Seller’s Knowledge,

Seller has obtained and is in material compliance with all material Environmental Permits necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.

(c)  None of the Leased Real Property is listed on, or to Seller’s Knowledge has been proposed for listing on, the National Priorities List (or the Comprehensive Environmental Response, Compensation, and Liability Information System) under any Environmental Law, or any similar state list.

(d)  Except as would not have a Material Adverse Effect, to Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Leased Real Property, and Seller has not received any Environmental Notice that the Business or any of the Purchased Assets or Leased Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)  The representations and warranties set forth in this Section 4.13 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

    Section 4.14  Employee Benefit Matters.

(a)  Section 4.14(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Business, current or former directors of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 4.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)  Except as would not have a Material Adverse Effect, to Seller’s Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code.

(c)  No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d)  Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)  Except as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.  Notwithstanding any other provision herein, the Buyer shall assume any and all liabilities with respect to accrued vacation time of any Employees.

(f)  The representations and warranties set forth in this Section 4.14 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

    Section 4.15  Employment Matters.

(a)  Seller is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees.  There is no threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employee, except to the extent any such action would not result in a Material Adverse Effect.

(b)  Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c)  The Key Employee is employed by the Company at Closing.  The Company has not issued any written termination notice to the Key Employee at, or prior to, the Closing Date.  The Company has not received any written notice on, or prior to, the Closing Date that the Key Employee (i) has resigned; or (ii) intends to resign.  The Chief Financial Officer of the Company has not received written or oral notice that the Key Employee (i) has resigned; or (ii) intends to resign.

(d)  The representations and warranties set forth in this Section 4.15 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

    Section 4.16  Taxes.

(a)  Except as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)  Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(c)  Except for certain representations related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

    Section 4.17  Brokers.  Except as set forth in the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

    Section 4.18  Customers.  The Company has not received written notice from any of the of the top ten customers of the Company (determined as of the fiscal year ended June 30, 2017) indicating that such customer intends to cease dealing with the Company.  To the Knowledge of Sellers, no such customer has indicated by written advice within the past year that it will stop or materially decrease the rate of buying materials, products or services from the Company or materially modify such customer’s business practices after the Closing Date.  To the Knowledge of Seller, the Company has good relations with its customers.

    Section 4.19  Suppliers. The Company has not received written notice indicating that any of the top ten suppliers to the Company (determined as of the fiscal year ended June 30, 2017) indicating that any such supplier intends to cease dealing with, or materially change, the terms upon which it provides goods or services to the Company (other than normal price fluctuations in the ordinary course of business).  To the Knowledge of Seller, no such supplier has indicated by written advice within the past year that it will stop or materially decrease the rate of supplying materials, products or services, as applicable, to the Company, or materially modify such supplier’s business practices after the Closing Date (other than normal price adjustments in the ordinary course of business).

    Section 4.20  Product Liability.  To the Knowledge of Sellers, no product manufactured, sold, leased or delivered by the Company is subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.  The Sellers have furnished Purchaser with copies of the standard terms and conditions of sale for the Company.  To the Knowledge of the Sellers, the Company has no liability for any design defect, product failure or other material product liability claim arising from or related to any product of the Company.

    Section 4.21  No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any and all information, documents or material delivered or made available to Buyer in the Data Room or otherwise, in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

    Section 5.01  Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

    Section 5.02  Authority of Buyer.  Buyer has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

    Section 5.03  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or limited liability company agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

    Section 5.04  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

    Section 5.05  Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

    Section 5.06  Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due;

(b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

    Section 5.07  Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

    Section 5.08  Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

COVENANTS

Section 6.01  Employees and Employee Benefits.

(a)  Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b)  During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Seller immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Seller immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Closing.

(c)  With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(d)  Effective as soon as reasonably practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains to the defined contribution retirement plan maintained by Buyer, with respect to the Transferred Employees, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code.  Upon the transfer of assets and liabilities into Buyer’s plan, all transferred account balances from Seller’s plan shall become fully vested.

(e)  Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date.  For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(f)  Buyer and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.01(b), including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing.  Buyer shall be liable and hold the Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Employee, other than an Employee who has received an offer of employment by Buyer on terms and conditions consistent with Section 6.01(b) hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(g)  This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

    Section 6.02  Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.

    Section 6.03  Governmental Approvals and Consents.  If unable to be obtained on or prior to the Closing Date, each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its respective performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

    Section 6.04  Books and Records.

(a)  In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)   retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)  upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)  In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Seller shall:

(i)   retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)  upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)  Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.

    Section 6.05  Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

    Section 6.06  Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

    Section 6.07  Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

    Section 6.08  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

    Section 6.09  Name Change. Following the Closing, if or when requested by the Buyer, Seller shall promptly cause its legal Company name to be changed and shall assign the sole rights to the name “General Flange & Forge LLC” to the Buyer, and shall execute and deliver any and all further certificates, instruments and documents, as reasonably required to accomplish its name change and the name assignment.

ARTICLE VII

CLOSING DELIVERIES

    Section 7.01  Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following the Closing.

(b)  Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

    Section 7.02  Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)  Seller shall have delivered to Buyer duly executed counterparts to this Agreement and the other Transaction Documents and such other documents and deliveries set forth in Section 3.02(a).

(b)  Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(c)  Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

    Section 7.03  Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)  Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(b)  Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(c)  Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII

INDEMNIFICATION

    Section 8.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is the first anniversary of the Closing Date (the “Survival Period”).  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of such Survival Period and such claims shall survive until finally resolved (the “Final Resolution”).  The Seller covenants and agrees to maintain the Company in good standing in the jurisdiction of its formation and not to wind-down, dissolve or discontinue the existence of the Company prior to the later of: (i) the Survival Period; or (ii) Final Resolution.

    Section 8.02  Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)  any Excluded Asset or any Excluded Liability.

    Section 8.03  Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)  any Assumed Liability.

    Section 8.04  Certain Limitations. The party making a claim under this Article VIII is referred to as (the “Indemnified Party”), and the party against whom such claims are asserted under this Article VIII is referred to as (the “Indemnifying Party”). The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)  The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds the Threshold Amount (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed the Minimum Claim Amount (which Losses shall not be counted toward the Deductible).

(b)  The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed fifteen percent (15%) of the Purchase Price.

(c)  Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)  Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)  In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)  Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)  Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

    Section 8.05  Indemnification Procedures.

(a)  Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”), against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this

Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)  Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”), shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

    Section 8.06  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

    Section 8.07  Exclusive Remedies. Subject to Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11.

ARTICLE IX

MISCELLANEOUS

    Section 9.01  Expenses. Except as otherwise expressly provided herein (including Section 6.08 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

    Section 9.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:

General Flange & Forge LLC

C/O ARC GROUP WORLDWIDE, INC.

810 Flightline Blvd.

Deland, FL 32724

E-mail: dkelley@arcw.com

Attention: Drew Kelley

If to Buyer:

GFFC Holdings, LLC

874 Walker Road, Suite C

Dover, DE 19904

E-mail: weston@quadrantmgt.com

Attention: Weston Quasha

with copies of all notices to and from each of the Buyer and the Seller:

Wuersch & Gering, LLP

100 Wall Street

10th floor

New York, NY 10005

E-mail: travis.gering@wg-law.com

Attention: Travis L. Gering, Esq.

    Section 9.03  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

    Section 9.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

    Section 9.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

    Section 9.06  Disclosure Schedules.  Each section of the Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure is reasonably apparent to such other representation or warranty.  The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Seller, except as and to the extent expressly provided in the Agreement.  Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to Seller or its assets, liabilities, financial condition, results, business and/or operations.  The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by the Agreement.  Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in the Agreement.  References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself.  Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

    Section 9.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

    Section 9.08  No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    Section 9.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    Section 9.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS,

SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

    Section 9.11  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.12  Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any

Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

    Section 9.13  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

    Section 9.14  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL FLANGE & FORGE LLC
By/s/ Drew M. Kelley Name: Drew M. Kelley Title: Chief Financial Officer

/S/
GFFC HOLDINGS, LLC
By/s/ Weston Quasha Name: Weston Quasha Title: President

Exhibits Index

Exhibit ABill of Sale; Assignment and Assumption Agreement

Exhibit BAssignment and Assumption of Lease

Exhibit CNon-Compete Agreement

Exhibit DTransition Services Agreement